United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2005

SHUFFLE MASTER, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-20820	41-1448495
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

1106 Palms Airport Drive Las Vegas, Nevada	89119-3720
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 897-7150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On December 15, 2004, we filed a prospectus supplement pursuant to Rule 424(b)(3). Under the heading “Recent Developments”, the disclosure regarding our litigation with VendingData contained an inadvertent typographical error. As such, we are filing this Current Report on Form 8-K to correct and replace our prior disclosure.

On October 5, 2004, we filed a new patent infringement lawsuit against VendingData Corporation (“VendingData II”). The new suit alleges that the use, importation and offering for sale of VendingData’s PokerOne shuffler infringes another patent owned by us, (not one of the two patents that are the subject of the VendingData I case described above). The suit was also filed in the United States District Court for the District of Nevada in Las Vegas, Nevada. The complaint seeks an unspecified amount of damages against VendingData and a preliminary and permanent injunction against VendingData’s infringing conduct. VendingData has denied infringement and has also filed counterclaims that allege that our patent is invalid. On November 29, 2004, the United States District Court, for the District of Nevada, granted the motion for preliminary injunction. The injunction became effective upon our posting of a three million dollar security with the court, which we completed on November 30, 2004. VendingData is asking the court to reconsider its ruling. We believe that we will prevail in this infringement action.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHUFFLE MASTER, INC.
(Registrant)

Date: January 10, 2005

/s/ Mark L. Yoseloff
Mark L. Yoseloff
Chairman of the Board and Chief Executive Officer